UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 8, 2010

SFG FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13635	13-3208094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Madison Avenue, 8th Floor
New York, NY 10022
(Address of principal executive offices)

Registrant’s telephone number, including area code: (917) 226-9630

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

SFG Financial Corporation (the “Company”) entered into a Purchase and Sale Agreement dated as of March 8, 2010 (the “Agreement”) with NCG Markets, Inc. (“NCG”), Changying Zhu and Lee Chen. The Agreement provides for the sale of all of the issued and outstanding shares of NCG to the Company at a purchase price of $50,000.  The closing of the Agreement is subject to (A) the receipt of appropriate regulatory approvals, including the approval of National Futures Authority, and (B) the satisfactory completion of due diligence by the parties. Pursuant to the terms of the Agreement, immediately following the closing, the sellers will be permitted to withdraw funds (cash and securities) held by NCG, provided, however, the sellers are required to maintain net capital amounts requirements for a period not to exceed the earlier of (i) 60 days after the closing, or (ii) the approval of the sale of the shares of NCG. The parties contemplate that a closing will be held on or before May 30, 2010.

NCG Markets is an Introducing Broker Registered with the National Futures Authority and the Commodity Futures Trading Commission. NCG has a clearing arrangement with FX Solutions, Inc. NCG focuses on professional Foreign Exchange Traders fluent in English and Mandarin.
Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description
10.1	Purchase and Sale Agreement between SFG Financial Corporation and NCG Markets, Inc.

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SFG FINANCIAL CORPORATION

	By:	/s/Michael C. Caska
Michael C. Caska
President and CEO

Dated: March 19, 2010